Exhibit 10.6
REVISED Letter of Agreement dated 26-April-2007
Between:
CTPartners LLC, a Delaware Corporation, having its general offices at 1166 Avenue of the Americas, New York, NY 10036 (hereinafter referred to as “C&T”), and H S Andean Holding Corporation, a BVI Corporation, having its registered office at the offices of ALFARO, FERRER & RAMIREZ (BVI), (hereinafter referred to as “Affiliate Parent”).
RECITALS
WHEREAS, C&T is the owner of all common law rights and the registrations for the service marks listed on Schedule 1 of the Pro-Forma Affiliation and License Agreement herewith enclosed as Attachment A, which are all used by C&T to identify and promote its services in the area of executive search services (the “C&T Marks”); and
WHEREAS, C&T will register the C&T Marks in South and Central America; and
WHEREAS C&T and Affiliate Parent entered into a Letter of Agreement dated 16-April-2007; and
WHEREAS, Affiliate Parent desires to utilize the C&T Marks in connection with executive search businesses that it may establish in Argentina and Central America, and in other countries in South America, which have to be approved in advance by C&T (hereinafter referred to as “Additional Affiliates”); and
WHEREAS, C&T and Affiliate Parent desire to use their best efforts to enter into a joint venture relationship in Brazil and Mexico.
NOW, THEREFORE, the parties agree and covenant as follows:
In consideration of the respective undertakings and covenants herein contained, C&T and Affiliate Parent hereby irrevocably agree to enter into an Affiliation and License Agreements between C&T and each additional affiliate as they are established (each agreement referred to herein as the “Local Agreement”). The parties hereby agree to execute a Local Agreement for each Additional Affiliate. Each Local Agreement will follow the Pro-Forma Affiliation and License Agreement herewith enclosed as Attachment A. However, the parties hereto hereby agree that, in each country, the Local Agreement may include additions and or modifications necessary in order to comply with Applicable Public Order Law in each country.

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Also, C&T and Affiliate Parent agreed to use their best efforts to enter into a joint venture relationship in Brazil, and Mexico, under term and conditions which will be agreed to between the parties. If a joint venture is not established within three years of this agreement, the Affiliate Parent will have the right to enter Brazil and Mexico on their own.
Affiliate Parent will have the right to assign this Agreement under the same terms and conditions hereof to a company controlled by the current Affiliate Parent shareholders.

EXECUTED AS AN AGREEMENT: By and on behalf of [CTPartners] by:
Name:	/s/ [Illegible]
	Position:	COO/CFO
	Date:	26 Apr 07

By and on behalf of Affiliate Parent by:
Name:	/s/ [Illegible]
	Position:	Executive Director
	Date:	26 April 2007

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ATTACHMENT A
AFFILIATION AND LICENSE AGREEMENT
This Affiliation and License Agreement (hereinafter referred to as the “Agreement”) is made and entered into by and between CTPartners LLC, a Delaware Corporation, having its general offices at 1177 Avenue of the Americas, New York, NY 10036 (hereinafter referred to as “C&T”), CT Latin American Partners de Colombia S.A., a Colombian company to be registered before the Chamber of Commerce of Bogotá having its office at Carrera Septima Numero 71-21, Edificio Bancafe-Concasa, Torre B, Piso 10, Oficina 1007, Santa Fe de Bogotá, Colombia (hereinafter referred to as “Affiliate”).
RECITALS
WHEREAS, C&T is the owner of all common law rights and the registrations for the service marks listed on Schedule 1 of this Agreement which are all used by C&T to identify and promote its services in the area of executive search services (the “C&T Marks”); and
WHEREAS, C&T will register the C&T Marks in South and Central America.
WHEREAS, Affiliate desires to utilize the C&T Marks in connection with its executive search business in Colombia.
NOW, THEREFORE, the parties agree and covenant as follows:
In consideration of the respective undertakings and covenants herein contained, C&T and Affiliate hereby agree as follows:

1.	RIGHTS GRANTED TO AFFILIATE AND DUTIES OF C&T

C&T hereby grants to Affiliate, subject to the terms and conditions set forth herein, the following:

1.1	A territory exclusive and non-transferable license for the duration of this Agreement to use the C&T Marks to identify and promote the executive search business operated by Affiliate in Colombia (Colombia is sometimes referred to herein as the “licensed location”). Affiliate may use the C&T Marks as part of its corporate name while this Agreement is in effect. Affiliate agrees that all rights, trademark applications and registrations relating to the C&T Marks shall be and remain the property of C&T and all use by Affiliate of the C&T Marks on or in connection with an executive search service business and all goodwill relating thereto shall inure to the benefit of C&T for, among other things, the purpose of preserving C&T’s ownership of the C&T Marks. Affiliate shall immediately notify C&T of any claims against Affiliate or C&T alleging that the use of any of the C&T Marks by Affiliate or C&T infringes the property rights of a third party. The decision to defend any such action, and the conduct of such action, shall be in the sole discretion of C&T. C&T shall indemnify, defend and hold Affiliate harmless against any and all claims, actions, losses, damages, cost and expenses (including but not limited to reasonable attorneys’ fees and court costs), arising out of or in connection with Affiliate’s use of the C&T Marks that would result in the violation of third-party rights.

1.2	At no charge in addition to the fee payable pursuant to Section 4 of this Agreement, the right to receive from C&T such information and assistance as C&T regularly offers or provides, including the proper manner in which to display, advertise or promote the C&T Marks. Affiliate shall when using the C&T Marks cause them to be reproduced exactly and accurately and shall use them in accordance with specifications and directions laid down by C&T from time to time.

1.3	The right to purchase or procure for a charge for use in connection with Affiliate’s business, C&T’s advertising circulars and materials, identification signs and other promotional materials and such other retail service materials, equipment and devices as C&T may make available from time to time to other C&T offices or its licensees. If such materials, equipment and/or devices made available to other offices in which C&T owns an equity interest are provided free of charge, C&T shall charge a reasonable price to Affiliate for such materials, equipment and/or devices, which shall not exceed the incremental cost incurred by C&T in providing such materials, equipment and/or devices.

1.4	The right to attend workshops, regional meetings and seminars sponsored from time to time by C&T to aid Affiliate and its employees to compete effectively in its licensed location. Affiliate shall be responsible for the payment of airfare, accommodations and other travel related expenses.

1.5	The right to use C&T’s proprietary research tools, such as “Encore” or others, that may be available from time to time and to be connected to C&T’s intranet network to the extent permitted by any international supplier license agreements in effect from time to time. Internet and intranet connectivity charges shall be borne by C&T.

1.6	During the term of this Agreement, C&T will exclusively offer to its clients and prospective clients the use of Affiliate’s executive search services for their needs in the licensed location when the position to be filled is in the licensed location. However, C&T and Affiliate shall cooperate with each other when the complexity of any given assignment and/or specific client request demands such cooperation. Affiliate shall have the same obligation with respect to assignments performed or to be performed outside the licensed location.

2.	DUTIES AND OBLIGATIONS OF Affiliate

Affiliate agrees to:

2.1	Provide ethical and high quality business consulting and information services in the area of executive search, in accordance with C&T’s practices, guidelines and policies on the conduct of business, as in effect from time to time and communicated to Affiliate in writing by C&T, and generally accepted standards of good practice at the time applicable to such work, including but without limiting the generality of the foregoing, all relevant statutory and industry codes and regulations from time to time in force. Affiliate further agrees to operate its business in accordance with the provisions of the United States Foreign Corrupt Practices Act.

2.2	Keep in strict confidence all know-how, information, checklists, databases, software, tools, business plans and practices, financial data, bulletins, forms and other documents and information (regardless of format or medium) furnished to Affiliate by C&T or that Affiliate may view or gain knowledge of by virtue of the rights licensed to Affiliate (“C&T Proprietary Information”). Affiliate agrees that it will at no time divulge or display the C&T Proprietary Information other than as expressly permitted by C&T and in connection with Affiliate’s business transactions with C&T or for the purpose of promoting Affiliate’s services. Upon termination of this Agreement, Affiliate agrees to immediately cease using the C&T Marks as part of its corporate name and otherwise and to make all necessary filings to that effect with the Chamber of Commerce of Bogotá, and to return to C&T all of the C&T Proprietary Information and such other documents and items related to the Affiliate’s use of the same which have been provided or approved by C&T. Any announcements, press releases, or public notices regarding the termination of this Agreement (the “Announcements”) shall be approved in advance, in writing, by C&T and Affiliate, unless otherwise required by law or regulations.

2.3	Comply with all current policy statements and guidelines communicated from time to time to Affiliate in writing by C&T with respect to C&T business practices and policies, the C&T Proprietary Information and any confidential information belonging to C&T, and with respect to the use of the C&T Marks and any trade name, trademark or service mark belonging to or registered by C&T. Affiliate agrees that it will not, without C&T’s prior written consent, (a) use the C&T Marks in a manner or for a product or service not approved by C&T for such use, (b) authorize or condone the use of the C&T Marks by any other person or firm, and (c) at no time adopt, authorize, permit or condone the use by any other person or firm, the C&T Marks or any name, word or mark which is similar to or likely to be confused with the C&T Marks, or any trade name, trademarks or service marks belonging to or registered by C&T (it being understood and agreed that all variations or adaptations of the C&T Marks and any trademarks or service marks owned or registered by C&T shall be the exclusive property of C&T and that C&T shall have the exclusive right to register the same in the United States and the licensed location and to license the use thereof).

2.4	Upon termination of this Agreement, discontinue the use of the C&T Marks, or any variation thereon and the use of all trade names, trademarks, service marks or logos belonging to or registered by C&T and remove, at Affiliate’s expense, all identification signs and decals used by Affiliate which contains any of the foregoing uses. It is being further understood that this section 2.4 requires that the words “CTPartners’’ be eliminated (together or individually) upon termination of this Agreement.

2.5	Refrain from making any representation that the services offered by C&T can reasonably be used for a purpose for which the services are not intended and assume full responsibility for and indemnify C&T and hold it harmless from and against any and all claims asserted against C&T (a) which are based upon or arise out of any such conduct or representation or (b) which are based upon or arise out of any act performed by or omission of Affiliate which was intended by Affiliate to assist Affiliate’s customer in using a service offered by C&T

2.6	Affiliate agrees to use the C&T Marks only for the purposes expressly granted herein and in no other way. Affiliate hereby acknowledges the validity of the C&T Marks and that C&T is the sole owner of all proprietary and intellectual property rights associated with and to the C&T Marks and that C&T has reserved, and does hereby reserve, exclusive rights in and to the same. Affiliate agrees not to contest the validity or perform any act or omission adverse to C&T’s exclusive ownership rights in the C&T Marks, and agrees that any uses thereof by Affiliate shall inure to the sole benefit of C&T. No ownership rights or any other interest in and to the C&T Marks may be implied or obtained by Affiliate under this Agreement or through the use of the C&T Marks. It is understood that this Agreement confers only a permission, uncoupled with an interest, to use the C&T Marks as specified herein. Except for items produced by C&T for Affiliate, Affiliate agrees to provide C&T with a representative sample of each proposed use of the C&T Marks in order to obtain approval, and such approved sample shall not be modified without subsequent C&T approval. Said approval or disapproval shall be made by C&T within five (5) business days upon receipt by C&T of such sample

2.7	Affiliate shall defend, indemnify and hold C&T harmless from and against any and all costs, liabilities, demands, claims, suits, actions, damages, losses, judgments and expenses, including without limitation, reasonable attorneys’ fees, (collectively, “Damages”) arising out of the performance or obligations under this Agreement by Affiliate or any of Affiliate’s representatives or employees, or otherwise in connection with the acts or omissions of Affiliate or any of Affiliate’s representatives or employees (including without limitation, labour related claims and any breach by Affiliate of its representations or warranties or obligations under this Agreement or claims for libel, slander, disparagement, defamation, or invasion of privacy), at no expense to C&T, except to the extent those claims are caused by the negligence or willful misconduct of C&T. This obligation shall extend beyond the termination or expiration of this Agreement.

2.8	Indemnify C&T and hold it harmless for the amount of all reasonable attorney’s fees and expenses incurred by it in (a) enforcing Affiliate’s compliance with the provisions of this Agreement or enforcing collection of any past due balances owed by Affiliate to C&T, and (b) defending any claims asserted against C&T which are based upon or arise out of any occurrence of the types described herein or in attempting to avoid or mitigate any losses to C&T in connection therewith.

2.9	Affiliate shall use best efforts to obtain and/or maintain during the term of this Agreement the following insurance coverages: Commercial general liability insurance with coverage of 30% of annual billings with a minimum of US$250,000 combined single limit per occurrence for bodily injury and/or property damage, and 30% of annual billings with a minimum of US$250,000 coverage for any other liabilities, including contractural and advertiser’s liability coverages. Affiliate shall name C&T as an additional insured on its commercial general liability insurance, which shall cover risks of loss, damage or injury associated directly or indirectly with the performance of Affiliate’s obligations under this Agreement. Affiliate shall provide C&T with proof of the acquisition of all of the insurance coverages required hereunder in the form of one or more Certificates of Insurance.

2.10	Notify C&T in writing (a) prior to or concurrently with the effective date thereof, as to any change in the legal form of ownership of the Affiliate (such as, for example, a change from individual or partnership form to corporate form, or vice versa), no such change will operate to release Affiliate, or any party previously responsible for Affiliate’s obligations hereunder, from liability to C&T; (b) as promptly as feasible, as to the death of any partner or any person or entity having an interest in any partnership by which Affiliate is owned, or the death of any stockholder owning 25% or more of the voting stock of Affiliate if Affiliate is incorporated, or (c) not less than 30 days prior to the closing of the transaction, as to the name and address of each proposed buyer or transferee an any proposed sale, assignment or transfer of 25% or more of the ownership interest(s) of Affiliate or of the business operated at the licensed location or of all of the capital stock (both voting and non voting) owned by the holder(s) in a corporation owning the business operated at the licensed location if 25% or more of the outstanding voting stock of such corporation is owned by such holder(s).

2.11	Furnish C&T with such current financial statements, including audited certificates of gross fees, for Affiliate’s business as may be requested from time to time by C&T, at C&T’s expense.

3.	TERM OF AGREEMENT

The term of this Agreement shall be four years from the date of execution by all parties. This Agreement shall be automatically renewed after the initial term or any of its successive renewals for additional one-year terms unless either party notifies the other in writing of its intention not to renew the Agreement 180 days prior to the expiration of the initial four-year term or any one-year renewal terms thereafter.

4.	FEES

4.1	As consideration for the license granted under this Agreement, Affiliate shall pay C&T the following fee:
(a)	Three percent (3%) of the gross fees billed to clients for services rendered by Affiliate, net of value added tax and other sales taxes that may be imposed from time to time by the Colombian tax authorities (“Gross Fees”) generated during the first year of the Agreement;

(b)	Six percent (6%) of the Gross Fees generated each year thereafter while this Agreement is in effect.
4.2.1	When Affiliate and C&T work together in the development and handling of an assignment, the compensation for the services rendered by each of the parties involved and attributed based on the guidelines set forth in schedule 2 hereto, should be calculated based on fees actually collected from the client, and according to the following formula:
20% credit for originating an assignment
30% credit for selling an assignment
50% credit for executing an assignment
Note: a minimum of $25,000 will be allocated to execution.
The party that bills and collects the fees from the client shall pay the other party in accordance with the formula set forth above in this Section 4.2.1. In addition, the billing party shall reimburse the other party for any reimbursable expenses the other party may have incurred for that assignment.

4.3	The fees payable under sections 4.1 and 4.2 herein shall be calculated in Colombian pesos for the periods ending March 31, June 30, September 30 and December 31 of each year (the “Calculation Dates”), and shall be paid on May 31, August 31, November 30 and February 28 of each year, exclusively in US dollars at the Tasa de Cambio Representativa del Mercado, as determined by the Colombian Banking Superintendency, in effect at the relevant Calculation Date.

4.4	The obligation to pay fees due for the period prior to termination of this Agreement shall continue after such termination.

5.	NON-SOLICITATION

5.1	C&T and Affiliate agree that during the term of this Agreement and for a period of one year following the expiration or termination of this Agreement, they will not in any manner, either directly or indirectly, recruit, hire, solicit, or induce, or assist others to recruit, hire or solicit shareholders, partners, directors or employees of the other.

6.	TERMINATION

6.1	This Agreement may be terminated without judicial intervention at any time by C&T upon thirty (30) days advance written notice to the Affiliate in the event that any payment owing to C&T pursuant to Article 4 is not received within thirty (30) days after the date on which such payment is due.

6.2	The closing down of the business operated by Affiliate in the licensed location shall automatically cause this Agreement to be terminated without judicial intervention unless such business is moved to another location to which C&T consents to in advance and in writing. This Agreement shall also immediately terminate without judicial intervention upon the giving of written notice by C&T to Affiliate at any time after Affiliate becomes insolvent or makes an assignment for the benefit of creditors.

6.3	If the business operated by Affiliate at the licensed location is a partnership, this Agreement shall automatically terminate without judicial intervention upon the death of a member of such partnership. However, with C&T’s written approval, such business may continue to be operated under this Agreement by the person(s) to whom ownership of said business is to be distributed by such deceased individual’s estate or by the person(s) or partnership succeeding to the interest of such deceased member of a partnership owning the business.

6.4	C&T shall have the option to terminate this Agreement without judicial intervention if the control of the Affiliate is transferred or otherwise changed to any person or entity other than the current partners, members or shareholders that make up the Affiliate, unless C&T consents to such transfer or change in control in advance and in writing. This Agreement shall also automatically terminate without judicial intervention upon the consummation of any sale or transfer of shares of capital stock of Affiliate, regardless of percentage, to any multinational executive search company other than C&T.

6.5	Affiliate shall have the option to terminate this Agreement without judicial intervention if a majority of the capital stock or ownership units of C&T is sold, transferred or otherwise changed to any person or entity other than the current shareholders or unit holders of C&T.

6.6	If Affiliate is in breach of C&T’s practices, guidelines and policies on the conduct of business, as in effect and communicated to Affiliate in writing, or of the undertaking given in respect of the United States Foreign Corrupt Practices Act, C&T may terminate this Agreement without judicial intervention if Affiliate fails to remedy such breach within thirty (30) days after C&T’s written notice.

6.7	If C&T is in material breach of any of the provisions hereof, Affiliate may terminate this Agreement without judicial intervention if C&T fails to remedy such breach within thirty (30) days after Affiliate’s written notice is received by C&T.

6.8	Notwithstanding the provisions of Section 6 herein, this Agreement may be terminated at any time by written agreement executed by and among C&T and Affiliate.

6.9	Upon notice of termination of this Agreement, C&T will provide a copy of any client or candidate information owned or generated by Affiliate that was entered in the C&T Encore system during the term of this Agreement.

7.	RIGHT OF FIRST REFUSAL

Affiliate hereby grants to C&T a right of first refusal on any proposed transfer of an equity interest of Affiliate, except when such transfer is to the current partners, members or shareholders of Affiliate. Affiliate will record the grant hereby created in Affiliate’s Shareholders’ Agreement, within ten (30) days after the execution of this Agreement. Affiliate will advise C&T if an equity owner is desirous or intending to sell his/her equity interest in Affiliate will give prior written notice to C&T identifying the equity interest to be sold and C&T shall respond within 30 days after receiving such notice whether it wishes to acquire the equity interest or part thereof stated in such notice.

8.	MISCELLANEOUS

8.1	This Agreement and the relationships of the parties in connection with the subject matter of this Agreement shall be governed by, construed, and determined in accordance with the laws of the United States of America, State of New York shall be applicable to the interpretation of this Agreement without regard to conflicts of law principles thereof.

8.2	The captions and headings in this Agreement are inserted only as a matter of convenience and for reference and in no way define the scope or content of this Agreement or the construction of any provision hereof or of any document or instrument referred to herein.

8.3	If any provision of this Agreement is determined to be unenforceable, the parties intend that this Agreement be enforced as if the unenforceable provisions were not present and that any partially valid and enforceable provisions be enforced to the extent that they are enforceable. The balance of the Agreement shall continue in full force and effect.

8.4	The waiver of any of the terms or provisions of this Agreement in any one or more instances shall not be deemed a permanent waiver thereof or a waiver of this entire Agreement. No waiver shall be effective unless in writing signed by the waiving party.

8.5	Neither this Agreement nor any interest, right or obligation of Affiliate herein shall be assignable or subject to cession, delegation, transfer, assignment or encumbrance by Affiliate at any time. A purchaser or transferee of the business operated by Affiliate in the licensed location shall be entitled to use the C&T Marks only if such purchaser or transferee has executed and C&T has accepted and signed an Agreement for such purpose.

8.6	Upon prior reasonable notice from C&T, Affiliate shall provide C&T and its agents and representatives with access to such financial records and supporting documentation as may be reasonably requested by C&T, and C&T may, at its cost, audit the fees paid by Affiliate to C&T to determine that such fees are accurate and in accordance with this Agreement. If, as a result of such audit, C&T determines that Affiliate has underpaid C&T, C&T shall notify Affiliate of the amount of such underpayment and Affiliate shall then have the right to dispute any claimed underpayment or pay to C&T the amount of the underpayment, plus interest at the rate of two percent per annum more than the current libor interest rate established by C&T and calculated from the date of receipt by Affiliate of the amount owed until the date of payment to C&T. In the event any such audit reveals an underpayment to C&T during any three (3) month period exceeding five percent (5%) of the aggregate fees paid by Affiliate to C&T during such period, Affiliate shall reimburse C&T for the cost of such audit. In the event that Affiliate disputes a claim made by C&T for an underpayment, and the parties are not able to remove such dispute within ten (10) business days, then the parties shall settle such dispute according to the provisions of Section 9 of this Agreement. Affiliate shall provide to C&T and such auditors and inspectors as C&T may designate in writing, on Affiliate’s premises (or if the audit is being performed at an alternate premises, at such alternative space), space, office furnishings (including lockable cabinets), telephones and facsimile services, utilities and office-related equipment and duplicating services as C&T or such auditors and inspectors may reasonably require to perform the audits described in this Section 8.6. C&T shall reimburse Affiliate for all reasonable costs associated with compliance of this Section 8.6.

8.7	Except for a breach of the parties’ respective obligations under this Agreement, neither party shall be liable under any circumstances for lost opportunities or profits, or for consequential, special, punitive or indirect damages of any kind arising out of the relationship and the transactions contemplated under this Agreement. WITHOUT LIMITING THE FOREGOING, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, OR TO ANY THIRD PARTY, FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSS OR DAMAGE WHETHER OR NOT SUCH LOSS OR DAMAGE IS CAUSED BY THE FAULT OR NEGLIGENCE OF SUCH PARTY, ITS EMPLOYEES, AGENTS, OR AFFILIATES OR REPRESENTATIVES. THIS EXCLUSION OF LIABILITY FOR SPECIAL, INDIRECT, OR CONSEQUENTIAL LOSS OR DAMAGE IS INTENDED TO APPLY TO DAMAGE OR LOSS OF A “COMMERCIAL” NATURE SUCH AS, BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE, COST OR CAPITAL. THIS EXCLUSION WILL NOT APPLY TO THE BREACH OF AFFILIATE’S CONFIDENTIALLITY OBLIGATIONS UNDER THIS AGREEMENT OR LOSS OR DAMAGE TO C&T’S TRADEMARK RIGHTS THAT ARE CAUSED BY AFFILIATE’S DIRECT OR INDIRECT ACTIONS OR FAILURE TO ACT.

8.8	All notices, accountings, payments, etc., which either party desires or is required to give to the other shall be given in writing by personal delivery or overnight courier and shall be deemed to have been duly given on the date of delivery, to the party to whom it is directed at the following address (or at such other address as any party hereto shall hereafter specify by notice in writing to the other parties hereto):

If to C&T, at the following address:

CTPartners LLC

25825 Science Park Drive, #100

Beachwood, OH 44122

Attn: David C. Nocifora

If to Affiliate, at the following address:

CT Latin American Partners de Colombia S.A.

Attn: Jorge Caridad Gomez o Nestor D’ Angelo

8.9	The parties agree nothing set forth in this Agreement will be construed as creating a partnership, joint venture or agency agreement between the parties hereto or as permitting either party to commit or require the other to perform any services other than as set forth in this Agreement. Neither party will be liable for a debt or liability of the other unless it is specifically provided for in this Agreement. The relationship of Affiliate to C&T shall be that of an independent contractor rendering professional services. Neither Affiliate nor any personnel of Affiliate shall have any authority to execute contracts or make commitments on behalf of C&T. Nothing contained herein shall be deemed to create the relationship of employer/employee, principal/agent, joint venturer or partner between Affiliate and C&T. Further, Affiliate recognizes that in view of its status as an independent contractor, neither it nor its employees or subcontractors will be entitled to participate in or receive any fringe benefits normally granted to C&T’s employees under such programs, including, but not limited to, worker’s compensation, voluntary disability, travel accident insurance, medical/dental insurance, life insurance, long-term disability, holiday pay, sick pay, salary continuation pay, leaves of absence (paid or unpaid), pension plan and savings plan. Affiliate shall be responsible for and shall defend, indemnify and hold harmless C&T against all costs, expenses and liabilities, including without limitation reasonable attorneys’ fees, in connection with Affiliate’s employment and/or hiring of any Affiliate’s personnel.

8.10	No oral statements or conversations between the parties hereto or their representatives, whether the same shall have been express or implied, occurring either before or after the execution of this Agreement, shall be construed as having any bearing or affect upon this Agreement or any portion hereof, it being understood that this Agreement (including any applicable Exhibits and Schedules) constitutes the entire agreement between C&T and Affiliate relating to the transactions contemplated hereby. The parties agree that this Agreement shall supersede all prior offers, contracts, agreements and arrangements between the parties. This Agreement may not be modified or extended except by a written agreement signed by an authorized representative of each party

8.11	None of the parties shall issue any press releases or public announcements or otherwise divulge the existence of this Agreement without the prior approval of the other party, except as and to the extent required by law. On making any announcements, if any, the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

9.	ARBITRATION

9.1	Except for claims for provisional equitable relief (e.g., the right to pursue injunctive relief, or any other relief to preserve the status quo) or the enforcement of an award of arbitrators, any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof (each a “Dispute”) that the parties are not able to resolve after good faith efforts over a period of 30 days shall be determined by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association, which arbitration shall be conducted in New York, New York; and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The number of arbitrators shall be one (1) if the Dispute involves a sum of money under U.S. One Hundred Thousand Dollars (U.S.$100,000). Otherwise there shall be three (3) arbitrators. It is understood by the parties that the prevailing party in arbitration shall be entitled to its cost and reasonable legal fees from the non-prevailing party. The language of the arbitration shall be English.

9.2	THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR RISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY IN CONNECTION WITH SUCH AGREEMENTS.
(SIGNATURE PAGE FOLLOWS)

     IN WITNESS WHEREOF, this Agreement has been executed on April, 2007, by the persons signing it for Affiliate and C&T, whose authority to sign shall be deemed to have been duly authorized by Affiliate and C&T.

CTPartners LLC
By:
Name:
Title:

CT Latin American Partners de Colombia S.A.
By:
Name:
Title:

Schedule 1
TRADEMARK REGISTRATION

Schedule 2
Fee Credit Allocation Guidelines
When the execution of an assignment is shared between C&T and Affiliate, the Fee credit will be allocated between the parties based on the amount of work performed by each party. At the outset of the assignment, the parties shall agree on such allocation based on estimated work to be performed by each party. At the conclusion of the assignment, the allocation originally agreed upon might be adjusted to reflect the amount of work actually performed.
Allocation Guidelines:
20% credit for originating an assignment
30% credit for selling an assignment
50% credit for executing an assignment
Note: a minimum of $25,000 will be allocated to execution.
Examples:
1. Consultant A has the client relationship and passes a search assignment, with NO competition, to the consultant B for execution.
Consultant A passing the assignment will receive 20% for originating the assignment.
•	If the client subsequently gives the recipient of the original assignment additional non-competitive search work, the consultant A passing the original assignment will receive 10% for the 12 month period following the start of the first assignment.
2. Consultant A passes a specific search lead to Consultant B. Working together, both consultants win a competitive assignment.
Consultant A will receive 20% origination credit and 15% selling credit. Consultant B will receive 15% selling credit and 50% execution credit.

ATTACHMENT B
During the effective term of the Foreign Exchange Control Affiliate will assume the following obligations:
1. Affiliate will comply with all the requirements established by the Government Agency in charge of Foreign Exchange Control including but not limited to the registration of the contract and provide all the required information about the affiliation relationship and the execution of the contract.
2. On the payment dates established above, Affiliate will deposit the amount in local currency of the fees payable under sections 4.1 and 4.2 herein, in a bank account elected by C&T.
3. Affiliate will use its best efforts to cooperate with C&T in obtaining the most favorable exchange rate using all legal mechanisms available. Affiliate will immediately transfer the amount deposited in the bank account described in 2 above, using the legal mechanism elected by C&T and communicated to the Affiliate in writing.